EXHIBIT 10.9

First Bank of Georgia Annual Incentive Plan
for
Thomas J. Flournoy, Senior Vice President and Chief Financial Officer,
Georgia-Carolina Bancshares, Inc. and First Bank of Georgia

In March 2006, the independent directors who are members of the Executive Committee of the Board of Directors of First Bank of Georgia approved the First Bank of Georgia Annual Incentive Plan (the “Plan”), pursuant to which Mr. Flournoy (the “Chief Financial Officer”) may earn an incentive award equal to a percentage of their annual base salary.  The cash incentive award is based upon meeting certain financial performance objectives established at the beginning of each calendar year.

The performance measures for Mr. Flournoy are related to Bank operating expense control, core deposit growth and net interest margin, and a subjective assessment by the Board of Directors.  The financial performance objective of expense control is assigned a weighting factor of 50%, the financial performance objectives for core deposit growth and net interest margin are assigned a weighting factor of 20% each, and the subjective assessment of the Board of Directors is assigned a weighting factor of 10%.

The AIP for Mr. Flournoy includes a “threshold,” “target” and “stretch” or aspiration goal in each of the expense control, core deposit growth and net interest margin categories.  Failure to meet the threshold goals results in no incentive payment in that category.  Achievement of the threshold goals is designed to result in an incentive award of 10% of base salary.  Achievement of the target goals is designed to result in an incentive award of 20% of base salary.  Achievement of the stretch goals is designed to result in an incentive award of 40% of base salary.  The performance objectives are designed so that the achievement of the target goals would be considered to be reflective of superior performance, and the target goals are considered to be difficult to achieve.

Certain other quality measures are also included in the AIP, which can have the effect of decreasing the incentive award amount by as much 45%.  These quality measures are designed to act as control measures to ensure that financial reporting control is achieved.  These quality measures include expectations related to: (i) timely financial statement reporting, (ii) high quality audit results, and (iii) timely budget preparation.  Each of the three quality measures is separately measured.  If the quality results do not meet expectations for a particular quality measure, the incentive award will be reduced by 15% for each measure.  If the net quality results meet or exceed expectations, there is no impact on the incentive award.

The subjective assessment of the Board of Directors takes into account various circumstances, developments and occurrences during the year which may have had an impact on financial performance measures, and the Board of Directors may act subjectively based upon those considerations and may make upward or downward adjustments to an incentive award based upon the 10% weighting factor.

Excluding the subjective assessment of the Board of Directors, and assuming (i) the stretch goals were attained for each financial performance category, and (ii) the results of each of the quality measures meet or exceed expectations, the maximum annual incentive award which could be earned is 40% of base salary.

Pursuant to the actual results for the year ended December 31, 2011, Bank operating expenses and core deposit growth exceeded the stretch amount.  Net interest margin met the threshold goal, so an incentive payment was earned with respect that performance measure as well.  Mr. Flournoy’s incentive award also included a subjective assessment by the Board at the “target” level.  The quality measures mentioned above met expectations, therefore no reduction in Mr. Flournoy’s incentive award occurred.  Therefore, pursuant to the 2011 AIP, Mr. Flournoy’s incentive award was $53,920.

The financial performance objectives and credit quality measures may be adjusted annually by the Board of Directors or an appropriate committee of the Board of Directors. The financial performance objectives have not been modified for the 2012 AIP year.